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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 27, 2003


                              INTELLI-CHECK, INC.
             (Exact Name of Registrant as specified in its charter)



Delaware                        001-15465                      11-3234779


(State or other jurisdiction  (Commission File               (IRS Employer
   of Incorporation)             Number)                Identification Number)




246 Crossways Park West
Woodbury, New York                                              11797
(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code  (516) 992-1900



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Item 5.  Other Events

     Pursuant to a Securities Purchase Agreement, dated as of March 27, 2003 (the "Issuance Date"), the Registrant sold 30,000 shares ("Preferred Shares") of its Series A 8% Convertible Preferred Stock, par value $.01 per share ("Series A Preferred") for an aggregate $3,000,000 in cash ($100 per Preferred Share) to Gryphon Master Fund, L.P., a Bermuda limited partnership and privately-held investment fund ("Purchaser") with offices in Dallas, Texas (the "Purchase Agreement"). Dividends are payable on the Preferred Shares in cash semi-annually on September 30 and March 31 each year until converted or redeemed, at the rate of 8% per year. Purchaser also received a warrant to purchase 113,636 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock"), exercisable at any time through the fifth anniversary of the Issuance Date (the "Warrant") at $6.78 per share, subject to adjustment.

     As set forth in a Certificate of Designation of the Series A Preferred (the "Certificate of Designation"), each Preferred Share is convertible at the option of the holder at any time after the Issuance Date and prior to redemption, into approximately 15.15 shares of Common Stock, at a conversion price of $6.60 per share, subject to adjustment (the "Conversion Price"). The Registrant is required to redeem all Preferred Shares outstanding on the fifth anniversary of the Issuance Date and has the option to redeem all or any portion of the Preferred Shares after the first anniversary of the Issuance Date if the volume weighted average price regular way per share of Common Stock is at least 200% of the then current Conversion Price for any 20 out of 30 consecutive trading days after such first anniversary, and the shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") can be sold without restriction on resale under U.S. securities laws. The redemption price is $100 per Preferred Share.

     Holders of the Preferred Shares are entitled to vote with the holders of the Common Stock as a single class on all matters submitted to a vote of the Registrant on an as converted basis subject to the applicable rules of the American Stock Exchange.

     On the Issuance Date, the Registrant also entered into a Registration Rights Agreement with Purchaser obligating the Registrant to file a registration statement with respect to the Preferred Shares, the Conversion Shares, the Warrant and the shares of Common Stock for which the Warrant may be exercised (the "Warrant Shares") within 30 days of the Issuance Date. Assuming conversion of all Preferred Shares, the Purchaser became the beneficial owner of more than 5% of the Registrant's Common Stock, based on 9,329,847 shares of Common Stock

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issued and  outstanding  after  giving  effect to  conversion  of the  Preferred
Shares.

     Additional Undertakings. Under the Certificate of Designation, for as long as any of the Preferred Shares is outstanding, the Registrant may not, without the vote of the holders of a majority of the Preferred Shares then outstanding:
(i) redeem, purchase or otherwise acquire for value, any shares of (a) preferred stock, except as otherwise permitted by the Certificate of Designation, or (b) Common Stock, except as otherwise permitted by the Certificate of Designation for certain repurchases of up to $25,000 in any 12-month period; (ii) incur any debt or issue any debt security other than preferred stock deemed to be debt; or
(iii) issue additional shares of preferred stock which are not junior or equal to the Series A Preferred in right of payment of dividends and upon liquidation.

     Under the Purchase Agreement, for as long as all of the Preferred Shares have not been converted or redeemed, Purchaser has a right of first refusal, for a period of 10 days from notice, to purchase securities of the Registrant on the same terms and conditions as a proposed purchase by a third party, other than issuances of (i) Common Stock to any strategic partner, or upon a strategic merger or acquisition, (ii) Common Stock or options pursuant to the Registrant's equity incentive plans, (iii) securities pursuant to an underwritten public offering by the Registrant, or (iv) securities upon exercise or conversion of any securities of the Registrant outstanding prior to the Issuance Date, subject to certain restrictions on adjustment of the conversion or exercise price.


Item 7.  Financial Statements and Exhibits

(c)     Exhibits

     2.1 Certificate of Designation of Series A 8% Convertible Preferred Stock filed March 27, 2003. (Incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K filed March 31, 2003 (the "2002 Annual Report").)

     4.1 Warrant issued to Gryphon Master Fund, L.P. dated March 27, 2003. (Incorporated by reference to Exhibit 4.3 to the Registrant's 2002 Annual Report.)


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     10.1 Securities  Purchase  Agreement  between  the  Registrant  and Gryphon
          Master Fund, L.P. dated as of March 27, 2003. (Incorporated by reference to Exhibit 10.16 to the Registrant's 2002 Annual Report.)

     10.2 Registration Rights Agreement between the Registrant and Gryphon Master Fund, L.P. dated as of March 27, 2003. (Incorporated by reference to Exhibit 10.17 to the Registrant's 2002 Annual Report.)

     10.3 Press Release.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


April 8, 2003                                   INTELLI-CHECK, INC.


                                                /s/  Frank Mandelbaum
                                                By:  Frank Mandelbaum
                                                     Chief Executive Officer